Exhibit 2.2

DESCRIPTION OF SECURITIES

Zhibao Technology Inc. (“we,” “our,” “us” or the “Company”) is a Cayman Islands exempted company and its affairs are governed by the amended and restated memorandum and articles of association adopted by special resolutions passed on September 29, 2026 and effective on October 12, 2026, as amended from time to time (the “Articles”), the Companies Act (Revised) of the Cayman Islands (which we refer to as the Companies Act below) and the common law of the Cayman Islands.

Pursuant to the Articles, our authorized share capital is US$200,000 divided into 40,000,000 ordinary shares of par value US$0.005 each, consisting of 39,000,000 Class A ordinary shares, of par value US$0.005 each (the “Class A ordinary shares”), and 1,000,000 Class B ordinary shares, of par value US$0.005 each (the “Class B ordinary shares”). Each Class A ordinary share is entitled to one vote per share on all matters subject to vote at general meetings of the Company. Each Class B ordinary share is entitled to twenty (20) votes per share on all matters subject to vote at general meetings of the Company.

As of October 29, 2026, 8,994,691 ordinary shares were issued and outstanding, all of which were Class A ordinary shares, and no Class B ordinary shares were issued and outstanding.

We were incorporated as an exempted company with limited liability under the laws of the Cayman Islands on January 11, 2023. A Cayman Islands exempted company:

●	is a company that conducts its business mainly outside the Cayman Islands;

●	is prohibited from trading in the Cayman Islands with any person, firm or corporation except in furtherance of the business of the exempted company carried on outside the Cayman Islands (and for this purpose can effect and conclude contracts in the Cayman Islands and exercise in the Cayman Islands all of its powers necessary for the carrying on of its business outside the Cayman Islands);

●	does not have to hold an annual general meeting;

●	does not have to make its register of members open to inspection by shareholders of that company;

●	may obtain an undertaking against the imposition of any future taxation;

●	may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

●	may register as a limited duration company; and

●	may register as a segregated portfolio company.

The following are summaries of material provisions of the Articles and the Companies Act insofar as they relate to the material terms of our ordinary shares.

Ordinary Shares

Under our Articles, the holders of Class A ordinary shares are entitled to one (1) vote for each Class A ordinary share held of record and the holders of Class B ordinary shares are entitled to twenty (20) votes for each Class B ordinary share held of record on all matters submitted to a vote of the shareholders.

Dividends. Subject to the provisions of the Companies Act and any rights and restrictions attaching to any class or series of shares under and in accordance with our articles of association, as amended from time to time:

(a)	our board of directors may, from time to time, declare dividends or distributions out of our lawfully available funds. No dividends shall be declared by the board out of the Company except the following:

●	profits; or

●	“share premium account,” which represents the excess of the price paid to the Company on the issue of its shares over the par or “nominal” value of those shares, which is similar to the U.S. concept of additional paid in capital.

(b)	our shareholders may, by ordinary resolution, declare dividends but no such dividend shall exceed the amount recommended by the board of directors.

Subject to the requirements of the Cayman Companies Act regarding the application of a company’s share premium account and with the sanction of an ordinary resolution, dividends may also be declared and paid out of any share premium account. The directors when paying dividends to shareholders may make such payment either in cash or in specie.

However, no dividend shall bear interest against the Company.

Voting Rights. Holders of our ordinary shares vote as a single class on all matters submitted to a vote of our shareholders, except as may otherwise be required by law. Holders of Class A ordinary shares have the right to one (1) vote per Class A ordinary share and holders of Class B ordinary shares have the right to twenty (20) votes per Class B ordinary share held on any resolution of members. At any general meeting a resolution put to the vote of the meeting shall be decided by a poll.

As a matter of Cayman Islands law, (i) an ordinary resolution requires the affirmative vote of a simple majority of the shareholders who vote in person or by proxy at a general meeting of the Company; and (ii) a special resolution requires the affirmative vote of a majority of not less than s or such higher percentage as set forth in the memorandum and articles of association, of the shareholders who, being entitled to do so, vote in person or by proxy at a general meeting of the Company, or by unanimous written consent of shareholders entitled to vote at a general meeting. The Companies Act defines “special resolutions” only. A company’s memorandum and articles of association can therefore tailor the definition of “ordinary resolutions” as a whole, or with respect to specific provisions. Under our Articles an ordinary resolution must be passed at a general meeting by a simple majority of shareholders who (being entitled to do so) vote in person or by proxy at that meeting. The expression includes a unanimous written resolution.

For the protection of shareholders, certain matters must be approved by special resolution of the shareholders as a matter of Cayman Islands law, including alteration of the memorandum or articles of association, appointment of inspectors to examine company affairs, reduction of share capital (subject, in relevant circumstances, to court approval), change of name, authorization of a plan of merger (other than a merger between a parent and a subsidiary), authorization of a transfer by way of continuation to another jurisdiction or consolidation or voluntary winding up of the Company.

There are no limitations on non-residents or foreign shareholders to hold or exercise voting rights on the ordinary shares imposed by foreign law or by the charter or other constituent documents of the Company. However, no person will be entitled to vote at any general meeting or at any separate meeting of the holders of the ordinary shares unless the person is registered as of the record date for such meeting and unless all calls or other sums presently payable by the person in respect of our ordinary shares have been paid.

Winding Up; Liquidation. Under Cayman Islands law and our Articles the Company may be wound up by a special resolution of our shareholders, or if the winding up is initiated by our board of directors, by either a special resolution of our members or, if the Company is unable to pay its debts as they fall due, by an ordinary resolution of our members. In addition, a company may be wound up by an order of the courts of the Cayman Islands. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

Upon the winding up of the Company, after the full amount that holders of any issued shares ranking senior to the ordinary shares as to distribution on liquidation or winding up are entitled to receive has been paid or set aside for payment, the holders of our ordinary shares are entitled to receive any remaining assets of the Company available for distribution as determined by the liquidator. The assets received by the holders of our ordinary shares in a liquidation may consist in whole or in part of a property, which is not required to be of the same kind for all shareholders.

Calls on Ordinary Shares and Forfeiture of Ordinary Shares. Subject to the terms of allotment, the directors may make calls on the shareholders in respect of any monies unpaid on their shares including any premium and each shareholder shall (subject to receiving at least 14 clear days’ notice specifying when and where payment is to be made), pay to us the amount called on his shares. Shareholders registered as the joint holders of a share shall be jointly and severally liable to pay all calls in respect of the share. If a call remains unpaid after it has become due and payable the person from whom it is due and payable shall pay interest on the amount unpaid from the day it became due and payable until it is paid at the rate fixed by the terms of allotment of the share or in the notice of the call or if no rate is fixed, at the rate of ten percent per annum. The directors may waive payment of the interest wholly or in part.

We have a first and paramount lien on all shares (whether fully paid up or not) registered in the name of a shareholder (whether solely or jointly with others). The lien is for all monies payable to us by the shareholder or the shareholder’s estate:

(a)	either alone or jointly with any other person, whether or not that other person is a shareholder; and

(b)	whether or not those monies are presently payable.

At any time the directors may declare any share to be wholly or partly exempt from the lien on shares provisions of the Articles.

We may sell, in such manner as the directors may determine, any share on which the sum in respect of which the lien exists is presently payable, if due notice that such sum is payable has been given (as prescribed by the Articles) and, within 14 clear days of the date on which the notice is deemed to be given under the Articles, such notice has not been complied with.

Redemption of Ordinary Shares. We may issue shares that are, or at our option or at the option of the holders are, subject to redemption on such terms and in such manner as our directors may, before the issue of the shares, determine. Under the Companies Act, shares of a Cayman Islands company may be redeemed or repurchased out of profits of the Company, out of the proceeds of a fresh issue of shares made for that purpose or out of capital, provided the memorandum and articles of association authorize this and it has the ability to pay its debts as they come due in the ordinary course of business.

No Preemptive Rights. Holders of ordinary shares will have no preemptive or preferential right to purchase any securities of the Company.

Variation of Rights Attaching to Shares. If at any time the share capital is divided into different classes of shares, the rights attaching to any class (unless otherwise provided by the terms of issue of the shares of that class) may subject to the memorandum and articles of association, be varied or abrogated with the consent in writing of the holders of two-thirds of the issued shares of that class or with the sanction of a special resolution passed at a general meeting of the holders of the shares of that class.

Rights Attaching to Class A Ordinary Shares. Each Class A ordinary share confers on the holder: (a) the right to one (1) vote on any resolution of shareholders; (b) the right to an equal share in any dividend paid by the Company in accordance with the Companies Act; and (c) the right to an equal share in the distribution of the surplus assets of the Company.

Rights Attaching to Class B Ordinary Shares. Each Class B ordinary share confers on the holder: (a) the right to twenty (20) votes on any resolution of shareholders; (b) the right to an equal share in any dividend paid by the Company in accordance with the Companies Act; (c) the right to an equal share in the distribution of the surplus assets of the Company; and (d) the conversion rights.

Each Class B ordinary share is convertible into one Class A ordinary share at the option of the holder of such Class B ordinary share at any time, upon written notice to the Company, but Class A ordinary shares shall not be convertible into Class B ordinary shares under any circumstances. Where the Class B ordinary share concerned was fully paid and non-assessable, the Class A ordinary share into which it converted shall be fully paid and non-assessable. A written notice to the Company may specify that the intended conversion shall take effect subject to and with effect from a transfer of the Class B ordinary share concerned, in which case any conversion of such Class B ordinary share shall take effect concurrent with the transfer of the Class B ordinary share.

Alteration of Share Capital. Subject to the Companies Act, we may, by ordinary resolution:

(a)	increase our share capital by new shares of the amount fixed by that ordinary resolution and with the attached rights, priorities and privileges set out in that ordinary resolution;

(b)	consolidate and divide all or any of our share capital into shares of larger amount than our existing shares;

(c)	convert all or any of our paid-up shares into stock, and reconvert that stock into paid up shares of any denomination;

(d)	sub-divide our shares or any of them into shares of an amount smaller than that fixed by the memorandum of association, so, however, that in the sub-division, the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in case of the share from which the reduced share is derived; and

(e)	cancel shares which, at the date of the passing of that ordinary resolution, have not been taken or agreed to be taken by any person and diminish the amount of our share capital by the amount of the shares so cancelled or, in the case of shares without nominal par value, diminish the number of shares into which our capital is divided.

Subject to the Companies Act and to any rights for the time being conferred on the shareholders holding a particular class of shares, we may, by special resolution, reduce our share capital in any way.

Conversion Rights. Each Class B ordinary share of the Company is convertible into one (1) Class A ordinary share, at the option of the holder of such Class B ordinary share, at any time, upon written notice to the Company, but Class A ordinary shares shall not be convertible into Class B ordinary shares under any circumstances. Such conversion shall take effect at the time that the conversion is recorded in our register of members following written notice of the conversion having been provided to the Company.

Transfer of Class A Ordinary Shares. Provided that a transfer of Class A ordinary shares complies with applicable rules of the Nasdaq Capital Market, a Class A shareholder may transfer ordinary shares to another person by completing an instrument of transfer in the usual or common form, with respect to Class A ordinary shares, or in a form prescribed by Nasdaq, or in any other form approved by the directors, executed:

(a)	where the Class A ordinary shares are fully paid, by or on behalf of that shareholder; and

(b)	where the Class A ordinary shares are nil or partly paid, by or on behalf of that shareholder and the transferee.

The transferor shall be deemed to remain the holder of a Class A ordinary share until the name of the transferee is entered into the register of members of the Company.

Our board of directors may, in its absolute discretion, decline to register any transfer of any Class A ordinary share that has not been fully paid up or is subject to a company lien. Our board of directors may also decline to register any transfer of such Class A ordinary share unless:

(a)	the instrument of transfer is lodged with the Company, accompanied by the certificate (if any) for the ordinary shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;

(b)	the instrument of transfer is in respect of only one class of shares;

(c)	the instrument of transfer is properly stamped, if required;

(d)	the Class A ordinary share transferred is fully paid and free of any lien in favor of us;

(e)	any fee related to the transfer has been paid to us; and

(f)	in the case of a transfer to joint holders, the transfer is not to more than four joint holders.

If our directors refuse to register a transfer, they are required, within three months after the date on which the instrument of transfer was lodged, to send to each of the transferor and the transferee notice of such refusal.

This, however, is unlikely to affect market transactions of the Class A ordinary shares purchased by investors in the public offering. Once the Class A ordinary shares have been listed, the legal title to such Class A ordinary shares and the registration details of those Class A ordinary shares in our register of members will remain with DTC. All market transactions with respect to those Class A ordinary shares will then be carried out without the need for any kind of registration by the directors, as the market transactions will all be conducted through the DTC systems.

The registration of transfers may be suspended at such times and for such periods as our board of directors may, from time to time determine, provided always that such registration of transfers shall not be suspended for more than 30 days in any year.

Anti-Takeover Provisions. Some provisions of our Articles may discourage, delay or prevent a change of control of our company or management that shareholders may consider favorable, including provisions that authorize our board of directors to issue e shares without any further vote or action by our shareholders.

Founder Veto Right. Under the Articles, questions arising at a meeting of our board of directors are decided by a majority of the votes of the directors present and voting, provided that, where Mr. Botao Ma, a director of the Company (defined in the Articles as the “Founder”), or his duly appointed alternate is present at the meeting, such majority must include the affirmative vote of the Founder (or his alternate) (the “Founder Veto Right”). In the event the Founder has received notice of a meeting of our board of directors but is not present, or is not entitled to vote on the relevant question under the provisions of the Articles relating to directors’ interests, the directors present and voting may determine the question without the vote or consent of the Founder. The Founder Veto Right permits Mr. Ma to block any decision of our board of directors taken at a meeting at which he is present and entitled to vote, irrespective of his shareholding in the Company, and may have the effect of discouraging, delaying or preventing transactions that our other directors or our shareholders consider favorable. In addition, a written resolution of our board of directors in lieu of a meeting requires the signature of all directors.

Special Considerations for Exempted Companies. We are an exempted company with limited liability under the Companies Act. The Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except for the exemptions and privileges listed below:

●	an exempted company does not have to file an annual return of its shareholders with the Registrar of Companies of the Cayman Islands (the Registrar);

●	an exempted company’s register of members is not open to inspection;

●	an exempted company does not have to hold an annual general meeting;

●	an exempted company may issue shares with no par value;

●	an exempted company may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

●	an exempted company may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

●	an exempted company may register as a limited duration company; and

●	an exempted company may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Register of Members. Under the Companies Act, we must keep a register of members and there should be entered therein:

●	the names and addresses of the members of the Company, with the addition of, in the case of a company having a capital divided into shares, a statement of the shares held by each member, which: distinguishes each share by its number (so long as the share has a number); confirms the amount paid, or agreed to be considered as paid, on the shares of each member; confirms the number and category of shares held by each member; and confirms whether each relevant category of shares held by a member carries voting rights under the articles of association of the company, and if so, whether such voting rights are conditional;

●	the date on which the name of any person was entered on the register as a member; and

●	the date on which any person ceased to be a member.

Under Cayman Islands law, the register of members of our Company is prima facie evidence of the matters set out therein (that is, the register of members will raise a presumption of fact on the matters referred to above unless rebutted) and a shareholder registered in the register of members is deemed as a matter of the Cayman Islands law to have legal title to the shares as set against its name in the register of members.

However, there are certain limited circumstances where an application may be made to a Cayman Islands court for a determination on whether the register of members reflects the correct legal position. Further, the Cayman Islands court has the power to order that the register of members maintained by the company should be rectified, where it considers that the register of members does not reflect the correct legal position. If an application for an order for rectification of the register of members were made in respect of our ordinary shares, then the validity of such shares may be subject to re-examination by a Cayman Islands courts.

Preference Shares

The board of directors is empowered to designate and issue from time to time one or more classes or series of preference shares and to fix and determine the relative rights, preferences, designations, qualifications, privileges, options, conversion rights, limitations and other special or relative rights of each such class or series so authorized. Such action could adversely affect the voting power and other rights of the holders of our ordinary shares or could have the effect of discouraging any attempt by a person or group to obtain control of us.